Exhibit 10.33

PROMISSORY NOTE

$79,380	May 12, 2005

FOR VALUE RECEIVED, the undersigned person (“Maker”), by this promissory note (this “Note”), hereby promises to pay to the order of MxEnergy, Inc. (“Payee”),the principal sum of seventy-nine thousand three hundred eighty dollars ($79,380.00) on the date set forth below.  The outstanding principal balance hereof shall be due and payable on June 25, 2005 (the “Demand Date”).  This Note shall not bear interest.

Principal shall be payable in United States Dollars, without any deduction of any nature by way of set off, counterclaim or otherwise, to Payee’s account as Payee may from time to time notify Maker in writing.  Maker, in its sole discretion, shall have the right, without penalty, to prepay the entire or any partial amount of the Note.

In the event that any provision of this Note should be held invalid, illegal or unenforceable by a court of competent jurisdiction, such provision shall be severable from the remaining provision of this Note and the validity, legality and enforceability of such remaining provision shall not in any way be affected or impaired thereby.  This Note may not be amended, changed, modified, supplemented or restated, except in writing by Payee and Maker, or their permitted successors and assigns.  This Note shall be governed by, construed and enforced in accordance with the laws of the State of New York.

Maker:

JED Communications Associates, Inc.

by:

/s/ Daniel G. Bergstein
Daniel G. Bergstein, President